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                                  EXHIBIT 6.17

                                STATE OF COLORADO
                  UNIFORM COMMERCIAL CODE - SECURITY AGREEMENT

DEBTOR:
Name:       OPEC Corp., a Colorado corporation
Address:    5930 Paonia Court
            Colorado Springs, CO 80915

EIN:   84-1329039

SECURED PARTY:
Name:       Norwest Bank Colorado, National Association, Trustee of the
            James C. Berger
            Rollover IRA
Address:    90 South Cascade Avenue, P.O. Box 2120
            Colorado Springs, CO  80901-2120

                        and

Name:       John M. Ventimiglia
Address:    4390  North Academy Boulevard
            Colorado Springs, CO  80917

                        and

Name:       Robin L. Morley & Mark E. Morley
Address:    101 North Cascade Avenue, Suite 310
            Colorado Springs, CO  80903

Debtor, for consideration, hereby grants to Secured Party a security interest in the following property and any and all additions, accessions and substitutions thereto or thereof (hereinafter referred to as the "COLLATERAL"):

      All of Debtor's accounts (including accounts receivable and contract rights) whether now owned or hereafter acquired, whether now existing or hereafter arising, together with all records and data relating to Debtor's accounts including Debtor's rights in and to all computer software required to utilize, create, maintain, and process such records or data on electronic media.

To secure payment and performance under one certain promissory note of even date herewith, payable to the Secured Party, or order, as follows:
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      Principal of One Million Dollars ($1,000,000.00) together with interest at the rate of fifteen (15%) percent per annum, interest only due on the first day of each month commencing October 1, 1999, all due and payable on September 1, 2001, together with conversion privileges, in stock of FutureOne, Inc.

DEBTOR EXPRESSLY WARRANTS AND COVENANTS:

      1. That except for the security interest granted hereby Debtor is, or to the extent that this agreement states that the Collateral is to be acquired after the date hereof, will be, the owner of the Collateral free from any adverse lien, security interest or encumbrances; and that Debtor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein, except for a prior security interest benefitting U.S. Bank National Association securing a $480,000.00 loan made on August 3, 1998 which loan is not in default and will not become in default as a result of the loan made by Secured Party to Debtor. Debtor shall make all payments as they come due on the above loan from U.S. Bank National Association and upon all other debts owed by Debtor.

      2. The Collateral is used or bought primarily for use in business

      3. The Debtor's address is as stated above, and the Collateral will be kept at 5930 Paonia Court, Colorado Springs, CO 80915.

      4. Promptly to notify Secured Party of any change in the location of the Collateral.

      5. To pay all taxes and assessments of every nature which may be levied or assessed against the Collateral.

      6. Not to permit or allow any adverse lien, security interest or encumbrance whatsoever upon the Collateral and not to permit the same to be attached or replevined.

      7. That the Collateral is in good condition, and that Debtor will, at Debtor's own expense, keep the same in good condition and from time to time, forthwith, replace and repair all such parts of the Collateral as may be broken, worn out, or damaged without allowing any lien to be created upon the Collateral on account of such replacement or repairs, and that the Secured Party may examine and inspect the Collateral at any time, wherever located.

      8. That the debtor will not use the Collateral in violation of any applicable statutes, regulations or ordinances.

      9. That the debtor will keep the Collateral at all times insured against risks of loss or damage by fire (including so-called extended coverage), theft and such other casualties as the Secured Party may reasonably require, including collision in the case of any motor vehicle, all in such amounts, under such forms of policies, upon such terms, for such periods and written by


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such companies or underwriters as the Secured Party may approve, losses in all cases to be payable to the Secured Party and the Debtor as their interests may appear. All policies of insurance shall provide for at least ten days' prior written notice of cancellation to the Secured Party; and the Debtor shall furnish the Secured Party with certificates of such insurance or other evidence satisfactory to the Secured Party as to compliance with the provisions of this paragraph. Secured Party may act as an attorney for the Debtor in making, adjusting and settling claims under or canceling such insurance and endorsing the Debtor's name on any drafts drawn by insurers of the Collateral.

      UNTIL DEFAULT Debtor may have possession of the Collateral and use it in any lawful manner, and upon default, Secured Party shall have the immediate right to the possession of the Collateral.

      DEBTOR SHALL BE IN DEFAULT under this agreement upon the happening of any of the following events or conditions:

            (a) default in the payment or performance of any obligation, covenant or liability contained or referred to herein or in any document evidencing the same;

            (b) the making or furnishing of any warranty, representation or statement to Secured Party by or on behalf of Debtor which proves to have been false in any material respect when made or furnished;

            (c) loss, theft, damage, destruction, sale or encumbrance to or of any of the Collateral, or the making of any levy seizure or attachment thereof or thereon;

            (d) death, dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings under any bankruptcy or insolvency laws of, by or against Debtor or any guarantor or surety for Debtor.

      UPON SUCH DEFAULT and at any time thereafter, or if it deems itself insecure, Secured Party may declare all Obligations secured hereby immediately due and payable and shall have the remedies of a secured party under Article 9 of the Colorado Uniform Commercial Code. Secured Party may require Debtor to assemble the Collateral and deliver or make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties. Expenses of retaking, holding, preparing for sale, selling or the like shall include Secured Party's reasonable attorney's fees and legal expenses.

      No waiver by Secured Party of any default shall operate as a waiver of any other default or of the same default on a future occasion The taking of this security agreement shall not waive or impair any other security said Secured Party may have or hereafter acquire for the payment of the above indebtedness, nor shall the taking of any such additional security waive or impair this


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security agreement: but said Secured Party may resort to any security it may have in the order it may deem proper, and notwithstanding any collateral security, Secured Party shall retain its rights of set-off against Debtor.

      All rights of Secured Party hereunder shall inure to the benefit of its successors and assigns; and all promises and duties of Debtor shall bind his heirs, executors or administrators or his or its successors or assigns. If there be more than one Debtor, their liabilities hereunder shall be joint and several.

      See Addendum to Security Agreement attached hereto.

      Dated this 27th day of August, 1999.

                                          DEBTOR:

                                          OPEC Corp.,  a Colorado corporation


                                          By:________________________________
                                                Donald D. Cannella, President

ATTEST:


___________________________________
Daniel J. Romano, Secretary


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